POWER OF ATTORNEY

THE MANAGERS FUNDS

MANAGERS AMG FUNDS

MANAGERS TRUST I

MANAGERS TRUST II

(collectively, the “Trusts”)

KNOW ALL MEN BY THESE PRESENTS, the each of the persons whose signatures appear below, hereby nominates, constitutes and appoints Peter M. Lebovitz, Donald S. Rumery and Bruce M. Aronow (with full power of each of them to act alone) his true and lawful attorney-in-fact and agent, for him and on his behalf and in his place and stead in any way and all capacities, to make, execute and sign the Registration Statements on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, of the Trusts and any and all amendments and supplements thereto, and to file the same with the Securities and Exchange Commission, and any other regulatory authority having jurisdiction over the offer and sale of shares of common stock of the Trust, and any and all exhibits and other documents requisite in connection therewith, granting unto said attorneys and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as the undersigned himself or herself might or could do.

IN WITNESS WHEREOF, the undersigned persons have hereunto set their hands this 3rd day of June, 2005.

/s/ Jack W. Aber Jack W. Aber, as Trustee	/s/ William E. Chapman William E. Chapman, II, as Trustee

/s/ William J. Nutt William J. Nutt, as Trustee	/s/ Edward J. Kaier Edward J. Kaier, as Trustee

/s/ Eric Rakowski Eric Rakowski, as Trustee	/s/ Steven J. Paggioli Steven J. Paggioli, as Trustee

/s/ Thomas R. Schneeweis Thomas R. Schneeweis, as Trustee	/s/ Peter M. Lebovitz Peter M. Lebovitz, as Trustee

/s/ Richard E. Holmes Richard E. Holmes, as Trustee